Exhibit 99.1

Infoblox Appoints Former Microsoft COO Richard E. Belluzzo to Its Board of Directors

SANTA CLARA, Calif., February 4, 2013 - Infoblox Inc., the automated network control company, today announced the appointment of Richard E. Belluzzo to its Board of Directors, effective immediately.

“Rick brings deep experience in guiding high technology companies into areas of growth and contribution, which will greatly benefit Infoblox, ” said Robert Thomas, president and chief executive officer, Infoblox. “We are fortunate to have him join our board and we look forward to working with him as we continue to expand our global footprint as the automated network control company of choice.”

Belluzzo, 59, has extensive hands-on experience in building teams, developing businesses and leading organizations through periods of change and growth. He began his career at Hewlett-Packard, where he worked for 23 years and became Executive Vice President for all of HP's computer products and services. He then went on to become CEO of SGI and in 1999, joined Microsoft where he ultimately became president and COO. In 2002, Belluzzo became the chairman and CEO of Quantum Corporation. Today, he is active in several areas including private equity advising and board work, including serving as the chairman of JDSU. He is a graduate of Golden Gate University in San Francisco.

“I am thrilled at the opportunity to serve on the Infoblox board and to help guide the company into its next phase of growth,“ said Belluzzo. “The combination of the company's innovative product portfolio, competitive industry differentiation and experienced leadership team provides a solid springboard for the future.”

About Infoblox
Infoblox (NYSE:BLOX) helps customers control their networks. Infoblox solutions help over 6,100 enterprises and service providers in 25 countries make their networks more available, secure and automated.

Contact:

InfobloxPress and AnalystEmily Dunlop, 408-625-4352
edunlop@infoblox.com
Investor RelationsJane Underwood, 408-625-4443
junderwood@infoblox.com